EXHIBIT 99
  NEWS RELEASE FROM.

  Reading & Bates Corporation             Falcon Drilling Company, Inc.
  901 Threadneedle, Suite 200             1900 West Loop South, Suite 1800
  Houston, Texas 77079                    Houston, Texas 77027
  Telephone: 281/496-5000                 Telephone: 713/623-8984
  ________________________________________________________________________

  FOR IMMEDIATE RELEASE

  Contacts:

  Charles R. Ofner                        Robert F. Fulton
  Reading & Bates Corporation             Falcon Drilling Company
  (281) 496-5000                          (713) 623-8984

                  Falcon Drilling and Reading & Bates
        Announce Board of Directors for R&B Falcon Corporation

  Houston, Texas, December 16, 1997- Reading & Bates Corporation  (NYSE:
  RB) and Falcon Drilling Company, Inc. (NYSE: FLC) announced today that the directors of R&B Falcon Corporation would be Arnold L. Chavkin, Paul B. Loyd, Jr., Macko A.E. Laqueur, Charles A. Donabedian, and Robert L. Sandmeyer, who are currently Directors of Reading & Bates, and Purnendu Chatterjee, Douglas A.P. Hamilton, Michael E. Porter, Steven A. Webster, and William R. Ziegler, who are currently Directors of Falcon. Messrs. Loyd and Webster are currently the directors of R&B Falcon Corporation. The other directors will take office immediately prior to the mergers which will result in Reading & Bates and Falcon becoming wholly owned subsidiaries of R&B Falcon Corporation. The shareholder meetings of Reading & Bates and Falcon to vote on the proposed combination will be held on December 23, 1997, and is expected that the combination will be made effective after the close of business on December 31, 1997.

  The following is additional information about each of the persons who will serve as a director of R&B Falcon Corporation:

  Dr. Purnendu Chatterjee has been a director of Falcon since 1993. Dr. Chatterjee is a private investor. A corporation controlled by Dr.
  Chatterjee is the general partner of a limited partnership that constitutes Falcon's largest stockholder.

  Arnold L. Chavkin has been a director of Reading & Bates since August 1991. Mr. Chavkin is general partner of Chase Capital Partners, a general partnership which invests in leveraged buyouts, recapitalizations, growth equities and venture situations.

  Charles A. Donabedian has been a director of Reading & Bates since 1989. Mr. Donabedian is Chairman and Chief Executive Officer of Winston Financial Incorporated (formerly Winston Midwest Marketing, Inc.), which provides product development, marketing and sales consulting and services to the financial service industry.

  Douglas A.P. Hamilton has been a director of Falcon since 1992. He is a private investor, and is one of Falcon's original investors.

  Macko A.E. Laqueur has been a director of Reading & Bates since April 1995. Mr. Laqueur is a senior partner and one of the two founders of Venture Capital Investors, a private investment company located in Amsterdam, The Netherlands.

  Paul B. Loyd, Jr. has been Chairman and Chief Executive Officer of Reading & Bates since June 1991.

  Dr.  Michael  E.  Porter has been a director of Falcon  since  January
  1997.   Dr. Porter is the C. Roland Christensen Professor of  Business
  Administration at the Harvard Business School.

  Robert L. Sandmeyer has been a director of Reading & Bates since September 1988. Dr. Sandmeyer served as Dean of the College of Business Administration at Oklahoma State University and Professor of Economics until his retirement in 1994.

  Steven A. Webster has been the Chairman and Chief Executive Officer of Falcon since its organization in 1991.

  William  R.  Ziegler has been a director of Falcon  since  1991.   Mr.
  Ziegler is a partner of the law firm of Parson & Brown.

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